Exhibit 23.1

[Letterhead of Goldstein Golub Kessler LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Taliera Corporation

We hereby consent to the use in this Amendment No. 2 of the Registration Statement on Form S-1 of our report dated July 25, 2006, except for the second paragraph of Note 6, as to which the date is September 14, 2006, on the financial statements of Taliera Corporation (a corporation in the development stage) as of June 30, 2006 and for the period from June 28, 2006 (inception) to June 30, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/  GOLDSTEIN GOLUB KESSLER LLP
 GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 29, 2006